                   Filed Pursuant to Rule 424(b)(3) and (c)
                             File Number 333-93327

              PROSPECTUS SUPPLEMENT NO. 1 DATED January 28, 2000
                     to Prospectus Dated January 27, 2000


                                   eBAY INC.

                                494,133 SHARES

                                 COMMON STOCK


     This prospectus supplement supplements the prospectus dated January 27, 2000 of eBay Inc. relating to the public offering, which is not being underwritten, and sale by selling stockholders described below, including donees, pledgees, transferees and other successors in interest that receive shares of our common stock as a gift, pledge, partnership distribution or other non-sale transfer, of 494,133 shares of our common stock that had been held by former stockholders of Butterfield & Butterfield Auctioneers Corporation. This prospectus supplement contains information on ownership of shares of our common stock following two gifts of shares of our common stock from the Bernard A. Osher Revocable Trust Dated March 8, 1988 to the Bernard Osher 2000 Charitable Remainder Trust and The Bernard Osher Jewish Philanthropies Foundation on January 28, 2000. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.


                             SELLING STOCKHOLDERS

The table on page 21 of the prospectus setting forth information concerning the selling stockholders is superseded by the following table:

                                                                                                            Shares Being
Selling Stockholder                                                                       Number              Offered
-------------------                                                                       ------              -------
Bernard A. Osher Revocable Trust Dated March 8, 1988                                      55,969                     0
Bernard A. Osher Foundation                                                               39,791                39,791
Irving and Varda Rabin, Trustees U/T/A dated 2/26/99, fbo Irving Rabin Trust             170,190               115,000
Irving and Varda Rabin, Trustees U/T/A dated 2/26/99, fbo Varda Rabin Trust              170,190               115,000
John Gallo                                                                                27,602                11,731
Bernard Osher, Trustee u/t/a dated 1/28/00 fbo Bernard Osher 2000 Charitable             152,611               152,611
 Remainder Trust
The Bernard Osher Jewish Philanthropies Foundation                                        60,000                60,000